SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2005

Monster Worldwide, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21571	13-3906555
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue
New York, NY 10017

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7000

None.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 30, 2005, TMP Worldwide Limited (“TMP”), an indirect subsidiary of Monster Worldwide, Inc. (“Monster”), entered into an Ordinary Shares Purchase Agreement (the “Purchase Agreement”) with China HR.com Holdings Ltd. (“ChinaHR”) and certain shareholders of ChinaHR.  Pursuant to the terms of the Purchase Agreement, TMP acquired forty percent (40%) of the fully diluted share capital of ChinaHR in exchange for U.S.$50,000,000 at the closing, which occurred on February 1, 2005.  Additionally, at the closing, TMP, ChinaHR, the shareholders of ChinaHR and Monster, solely with respect to certain sections thereof, entered into a Shareholders Agreement, dated February 1, 2005 (the “Shareholders Agreement”), which, among other things, (i) provides TMP and certain other shareholders of the Company with put and call rights in three years which will either require TMP or permit TMP to purchase the remaining sixty percent (60%) of the fully diluted share capital of ChinaHR, (ii) provides TMP with the right to designate no less than 40% of the members of ChinaHR’s Board of Directors, and (iii) provides TMP the opportunity to acquire a 51% equity and 70% voting interest in ChinaHR upon the occurrence of a specified initial public offering, in each case subject to certain conditions and exceptions.  A copy of the Purchase Agreement, the Shareholders Agreement and the press release issued by Monster relating thereto are filed herewith as Exhibits 10.1, 10.2 and 99.1, respectively.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.

(c)           Exhibits.

10.1

Ordinary Shares Purchase Agreement, dated January 30, 2005, by and among China HR.com Holdings Ltd., TMP Worldwide Limited and the shareholders of China HR.com Holdings Ltd. listed on Schedule A thereto.

10.2

Shareholders Agreement, dated February 1, 2005, by and among China HR.com Holdings Ltd., TMP Worldwide Limited, the shareholders of China HR.com Holdings Ltd. listed on Schedule A thereto and Monster Worldwide, Inc. solely with respect to Sections 5.13, 12 and 13.*

99.1	Press Release issued on February 2, 2005, by Monster Worldwide, Inc.

*                                         A request for confidential treatment was filed for certain portions of the indicated document.  Confidential portions have been omitted and filed separately with the Commission as required by Rule 24b-2 of the Commission.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

	By:	/s/ Myron Olesnyckyj
Myron Olesnyckyj
Senior Vice President and General Counsel

Dated: February 3, 2005